UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 August 29,2005
                -------------------------------------------------
                Date of Report (Date of earliest event reported):


           Universal Property Development and Acquisition Corporation
              -----------------------------------------------------
               (Exact name of registrant as specified in charter)


          Nevada                      000-25416                   20-3014499
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
    of incorporation)                                        Identification No.)


                        14255 U.S. Highway 1, Suite 2180
                            Juno Beach, Florida 33408
                      -------------------------------------
                    (Address of principal executive offices)


                                 (561) 868-2071
                ------------------------------------------------
               Registrant's telephone number, including area code:


                                 Not Applicable.
                                 ---------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement

      On or about August 29, the Company entered into an agreement which resulted in the termination of its agreement with Carol Pop relative to the acquisition of certain real estate in Cleveland, Ohio in consideration of the issuance of Two Hundred Twenty Two Thousand Two Hundred (222,200) shares of the Company's common stock to Mr. Pop. Pursuant to this termination agreement, the shares issued to Mr. Pop have been cancelled and his obligation to transfer the real estate was relieved. Mr. Pop remains a member of Bratenahl Estates Development, LLC, an Ohio Limited Liability Company and party to the agreement referenced in Item 2.01, below. This termination agreement was negotiated and executed after it was determined by the Company that the real estate involved was not consistent with its modified business model. The Company incurred no termination penalties for this termination agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

      Reference is herewith made to Item 3.02 wherein the Company indicates that on August 29, 2005, it issued 50,000 shares of its common stock to NTJ Management, LLC. and an additional 50,000 shares of its common stock to Armadillo Energy Group, LLC. in exchange for oil and gas lease interests covering 243 acres in the State of Texas, containing reserves estimated at 4.3 billion cubic feet of gas and 105,000 barrels of condensate acquired by UPDA's joint venture with USProduction & Exploration, Inc. (USPX), Canyon Creek Oil & Gas, Inc. (Canyon Creek).

      A copy of the Memorandum of Understanding underlying the formation of this joint venture corporation, Canyon Creek, is attached hereto as Exhibit A.
Pursuant to this Memorandum of Understanding, UPDA will invest Five Hundred Thousand Dollars ($500,000.00), of which the sum of One Hundred Thousand Dollars ($100,000.00) has been delivered (see below) together with One Hundred Thousand (100,000) shares of common stock in the Company (See, Item 3.02). As a result of the Company's investment, USPX assigned Canyon Creek oil & gas leases covering over Two Thousand (2000) acres containing more than thirty (30) wells in Texas and Canyon Creek has acquired two hundred forty three (243) additional acres in Texas containing additional wells. UPDA is the owner of Twenty Five per cent (25%) of the outstanding shares in Canyon Creek which is being managed by the experienced geologists and professionals of USPX, the holder of Seventy per cent (70%) of the outstanding shares.

      The Board of Directors of UPDA considered this joint venture and determined that it was consistent with its business model. UPDA will receive its portion of the profits in Canyon Creek in proportion to its ownership therein and will incubate Canyon Creek as set forth in its business model.

      Reference is herewith made to Item 3.02 wherein the Company indicates that on September 1, 2005, it authorized the issuance of 200,000 shares of its common stock as part of a previously executed agreement calling for on going investment in the Company, to Bratenahl Estates Development, LLC., an Ohio Limited Liability Company, in exchange for its investment of One Hundred Thousand
Dollars ($100,000) in the Company. A copy of the investment agreement is attached hereto as Exhibit B. This investment was utilized by the Company for repair and improvement of its Canyon Creek Oil & Gas, Inc.oil and gas wells.

Item 3.02 Unregistered Sales of Equity Securities

(I) On August 29, 2005, One Hundred Thousand (100,000 shares of .001 par value common stock were issued as follows: Fifty Thousand (50,000) were issued to NTJ Management, LLC. and Fifty Thousand (50,000) were issued to Armadillo Energy Group, LLC.

(II) On September 1, 2005, Two Hundred Thousand (200,000) shares of .001 par value common stock were authorized for issuance to Bratenahl Estates Development, LLC.

(III)(a) The transactions referred to above were did not involve underwriters and there were no underwriters discounts or commissions.

(III)(b) The securities issued to NTJ Management, LLC and Armadillo Energy, LLC were in exchange for oil and gas leases jointly owned by those entities and transferred to the Company's subsidiary, Canyon Creek Oil & Gas, Inc. Said oil & gas leases have an estimated future net value of Twenty Million Dollars ($20,000,000.00). See, also, Item 2.01, above.

(III)(c)    The securities issued to Bratenahl Estates  Development,  LLC., were
            in   exchange   for  the  sum  of  One  Hundred   Thousand   Dollars
            ($100,000.00) in cash.

(III)(d) The transactions referred to above were exempt transactions in accordance with Section 4(2) as transactions by an issuer not involving any public offering.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.A   Memorandum of Understanding by and between UPDA and USPX

Exhibit 99.B Investment Agreement by and between UPDA and Bratenahl Estates Development, LLC

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2005                   Universal Property Development and
                                        Acquisition Corporation


                                        /s/ Kamal Abdallah
                                        ----------------------------------------
                                        Kamal Abdallah, President
                                        Principal Executive Officer